UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 30, 2004

ASHWORTH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-18553	84-1052000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2765 Loker Avenue West
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (760) 438-6610

N/A
(Former Name or Former Address, if Changed Since Last Report)

ITEM 1.01. Entry into a Material Definitive Agreement.

On August 30, 2004, Ashworth, Inc. (“Ashworth” or the “Company”) and Key Equipment Finance, a Division of Key Corporate Capital, Inc. (“KEF” or the “Lessor”) entered into Equipment Schedule No. 01 (the “Schedule”) to the Master Equipment Lease Agreement (the “Agreement”), dated as of June 23, 2003, previously entered into by Ashworth and KEF. The Agreement was filed as Exhibit 10(u) to the Company’s Form 10-Q for the quarter ended July 31, 2003, filed with the Securities and Exchange Commission on September 12, 2003.

Under the terms of the Schedule, the Company will be leasing equipment for its distribution center in Oceanside, California. The aggregate cost of the equipment is approximately $10.4 million. The initial term of the lease is for ninety-one (91) months beginning on September 1, 2004 and the monthly rent payment is $128,800. At the end of the initial term, the Company will have the option to (1) purchase all, but not less than all, equipment on the initial term expiration date at a price equal to the greater of (a) the then fair market sale value thereof, or (b) 12% of the total cost of the equipment (plus, in each case, applicable sales taxes), (2) renew the lease on a month to month basis at the same rent payable at the expiration of the initial lease term; (3) renew the lease for a minimum period of not less than 12 consecutive months at the then current fair market rental value; or (4) return such equipment to the Lessor pursuant to, and in the condition required by, the lease.

The Schedule is filed herewith as an exhibit and is incorporated by reference herein.

ITEM 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99.1	Equipment Schedule No. 01 dated as of August 30, 2004 by and between Ashworth, Inc. and Key Equipment Finance, a Division of Key Corporate Capital, Inc.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHWORTH, INC.
Date: September 3, 2004	By:	/s/Terence W. Tsang
Terence W. Tsang
Executive VP, COO & CFO

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Equipment Schedule No. 01 dated as of August 30, 2004 by and between Ashworth, Inc. and Key Equipment Finance, a Division of Key Corporate Capital, Inc.

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